Exhibit 10.31
CHANGE IN CONTROL AGREEMENT
THIS AGREEMENT is made as of the day of February 22, 2022 ("Effective Date"), by and among Origin Bank, a Louisiana state bank (the "Bank"), Origin Bancorp, Inc., a Louisiana corporation and registered bank holding company for the Bank ("Origin"), and Derek McGee ("Executive").
RECITALS
WHEREAS, Executive is employed by the Bank as SEO, Chief Legal Counsel (Austin);
WHEREAS, the Bank and Origin desire to attract and retain well-qualified executives and key personnel and to incentivize such personnel to remain in the employ of the Bank; and
WHEREAS, the Bank and Origin recognize that Executive is a valuable resource and desire to ensure Executive's employment, continued loyalty and services and, in the event Executive is terminated or Executive's position with the Bank is adversely changed in connection with a Change in Control (as hereinafter defined), to ensure Executive of adequate severance.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:
1.    Eligibility.
Executive will be eligible for the benefits described in Section 3 upon the occurrence of any one of the following events:
(a)Executive is employed by the Bank on the Closing Date and, within the two-year period beginning on the Closing Date, Executive experiences a Termination of Service by the Bank other than for Cause;
(b)Executive is employed by the Bank on the Closing Date and, within the two-year period beginning on the Closing Date, Executive experiences a Termination of Service by Executive for Good Reason; or
(c)Within the Pre-Change in Control Period, Executive experiences a Termination of Service by the Bank other than for Cause, or a Termination of Service by Executive for Good Reason, if such termination occurred, or such condition giving rise to such Good Reason arose, in anticipation of a Change in Control (an "Anticipatory Termination").
2.    Effective Date and Term.
This Agreement will have a term of three years, commencing on the Effective Date; provided however, that at the end of the initial term of this Agreement and each renewal term thereafter, this Agreement will automatically renew for successive one-year terms unless not later than 90 days preceding the upcoming renewal date, Executive notifies the Bank, or the Bank notifies Executive, in writing, of the termination of this Agreement at the end of the current term. Notwithstanding the foregoing, this Agreement will terminate automatically upon Executive's Termination of Service prior to a Change in Control during the term of this Agreement, except as provided in Section 1(c). Upon termination of this Agreement, all rights and obligations of the parties under this Agreement will terminate, except as otherwise specifically provided herein.

3.    Severance Benefit.
(a)Subject to Section 3(c) and 3(d), and Section 7, upon the occurrence of a Termination of Service described in Section l(a) or l(b), or upon the occurrence of a Change in Control subsequent to an Anticipatory Termination described in Section l(c), Executive will be entitled to receive a severance benefit, consisting of the following: (i) a lump sum cash payment of two times Executive's then-current annual base salary (or such annual base salary in effect on the date of such Anticipatory Termination) and (ii) a lump sum cash payment of two times the average of the incentive bonus paid within the three calendar years (or such fewer full calendar years as Executive has been employed by the Bank and/or Origin) immediately preceding the date of Executive's Termination of Service (collectively, the "Change in Control Severance Benefits").
(b)The Change in Control Severance Benefits, if any, will be paid no later than the 60"' day following the later of (i) Executive's Termination of Service and (ii) the Closing Date (the "Payment Period").
(c)Notwithstanding anything in this Agreement to the contrary, if Executive is a "disqualified individual" (as defined in Section 280G(c) of the Code) and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Bank, Origin or any other person would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then, the payments and benefits provided for in this Agreement will be either (i) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Bank, Origin and/or such person(s) will be $1.00 less than three times Executive's "base amount" (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive will be subject to the excise tax imposed by Section 4999 of the Code or (ii) paid in full, whichever produces the better "net after-tax position" to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, will be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.
(d)Executive's eligibility for the Change in Control Severance Benefits described herein will be subject to, and conditioned upon, the Bank's or Origin's receipt of an executed and irrevocable release of claims, in the form provided by the Bank, on or prior to the expiration of the Payment Period. Executive will forfeit all rights to Change in Control Severance Benefits hereunder unless such release is signed and delivered (and no longer subject to revocation, if applicable) within such Payment Period.
4.    Confidential and Proprietary Information.
Executive acknowledges and agrees that any and all non-public information regarding the Bank, Origin and their respective customers and affiliates is confidential and the unauthorized disclosure of such information will result in irreparable harm to the Bank and/or Origin. Executive will not, during Executive's employment by the Bank, Origin or any affiliate thereof and until such time as such confidential information becomes generally available to the public through no fault of Executive or other person under a duty of confidentiality to the Bank, Origin or any affiliate thereof, disclose or permit the disclosure of any such confidential information to any person other than an employee of the Bank, Origin or an affiliate thereof, or to an individual engaged by the Bank, Origin or an affiliate thereof to render professional services thereto under circumstances that require such person to maintain the confidentiality of such information, except as such disclosure may be required by law. In addition, Executive will not use any such confidential information, except as authorized by the Bank. The provisions of this Section 4 will survive any termination of this Agreement.

5.    Non-solicitation.
(a)    Executive agrees that during Executive’s employment by the Bank (or a successor following a Change in Control) and for a period of one year thereafter, Executive will not, directly or by assisting or encouraging others:
(i)    intentionally take any action, of any kind, which will disturb or may or might disturb the existing business and/or relationship of the Bank with any Covered Customer with whom Executive had direct contact during the term of his employment with the Bank; for the avoidance of doubt, the actions prohibited by this provision include (but are not limited to) the solicitation of business from the Covered Customers;
(ii)     intentionally take any action, of any kind, which will disturb or may or might disturb the existing business and/or relationship of Executive with any Covered Customer with whom Executive had indirect contact through Executive’s direct subordinates or superiors during the term of his or her employment with the Bank; for the avoidance of doubt, the actions prohibited by this provision include (but are not limited to) the solicitation of business from the Covered Customers;
(iii)     intentionally solicit the business of any Covered Customers for the purpose of competing with the Bank;
(iv)    intentionally solicit, recruit, or induce any current employee of the Bank or any employee who terminated employment with the Bank for any reason within the six months preceding any action or communication prohibited by this provision, to terminate his or her employment with the Bank; or
(v)    intentionally hire any current employee of the Bank or any employee who terminated employment with the Bank for any reason within the six months preceding any action or communication prohibited by this provision.
(b)     “Covered Customer” means any individual or entity who is, or was, at any time during Executive’s employment with the Bank, a customer of the Bank within the parishes, counties, and municipalities listed in Exhibit A. Executive acknowledges and agrees that Exhibit A may be amended from time to time by the Bank to include any additional parishes and counties in which the Bank has a branch banking facility, which amendment(s) will be presented to Executive in writing and will be become effective and binding on Executive unless Executive provides a notice of termination by the fifth business day following the date on which notice of the amendment is duly given under this Agreement. “customer” includes, but is not limited to, any business, person or entity for whom the Bank has extended credit, accepted deposits or provided other financial services, including mortgage banking or brokerage services, or with whom the Bank has had contracts, agreements, arrangements or any type of business, or working relationship. Executive acknowledges and represents that he understands the nature of the customer relationships of the Bank and who and what comprises its customers.
(c)     Executive acknowledges that the “business” of the Bank involves and relates to extending credit, accepting deposits, and engaging in those other activities permissible for FDIC-insured financial institutions, including mortgage banking or brokerage services, either directly or indirectly, through financial or operating subsidiaries and affiliates. Executive is familiar with and fully understands the business in which the Bank is engaged and the scope, activities and business pursuits involved in the business of the Bank. Executive understands and acknowledges that the non-solicitation covenants contained in this Agreement prohibit Executive from engaging in or conducting, in any capacity or in any position, any business activities similar to that of the Bank.

(d)    As used in this Section 5, the term “solicit” includes, but is in no way limited to, (i) any and all direct and indirect solicitation of business (whether directly by Executive or through others) and (ii) engagement in communications (through any format or medium) for the purpose of generating or attempting to generate business, services, work or other business activities with the customer. Executive may not avoid the purpose and intent of this Section 5 by communicating with individuals or entities within the geographically-limited area (or engaging in conduct involving activities in the geographically-limited area) from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.
(e)    Executive acknowledges that (i) one of the principal causes and considerations of the Bank granting the rights contained in this Agreement is the restrictive covenants to which Executive is obligated under this Agreement; (ii) Executive will be granted access to and will be provided confidential information to which only certain senior executives of the Bank have access that will enable Executive the opportunity to reap material pecuniary rewards over the term of his or her employment; (iii) Executive will be obtaining unique knowledge, experience and skills through employment with the Bank; (iv) the Bank is expending substantial resources to make Executive an integral part of its current and future business plans; (v) Executive will become familiar with the salary, pay scale, capabilities, experiences, skill and desires of the Bank’s employees; (vi) Executive would not have obtained such experience and opportunities to the same extent from other sources without the employment relationship with the Bank; and (vii) the Bank’s willingness to provide the foregoing is based upon its reliance on these restrictive covenants and Executive’s other obligations contained in this Agreement.
(f)    Executive acknowledges that the length and scope of the restrictions contained in this Section 5 are reasonable and necessary to protect the legitimate business interests, including goodwill, of the Bank and that Executive is receiving valuable and adequate consideration for agreeing to be bound by such restrictions. The provisions of this Section 5 will in no event be construed to be an exclusive remedy.
(g)    The existence of any claim or cause of action by Executive against the Bank whether predicated on this Agreement or otherwise will not constitute a defense to the enforcement by the Bank, by injunctive relief or otherwise of the provisions of this Section 5. No failure on the part of the Bank to enforce any violation by Executive of this Section 5 will constitute a waiver of the Bank’s rights thereafter to enforce all of the terms, covenants, provisions, and agreements herein contained.
The provisions of this Section 5 will survive any termination of this Agreement.
6.    Definitions.
For purposes of this Agreement, the following terms have the meanings given them in this Section 6.
(a)"Cause" means:
(i)The willful and continued failure by Executive to substantially perform Executive's duties after a demand for substantial performance is delivered to Executive that specifically identifies the manner in which the Bank in good faith reasonably believes that Executive has not substantially performed his or her duties, and Executive has failed to resume substantial performance of Executive's duties on a continuous basis within 14 days of receiving such demand;
(ii)Executive's misuse of drugs (including alcohol), which materially affects his ability to perform duties of employment;
(iii)Executive's conviction, guilty plea or no contest plea to any felony or any other crime involving breach of trust, dishonesty, or moral turpitude;
(iv)Executive's willful engagement in disloyal conduct which is materially and demonstrably injurious to the Bank;

(v)Executive's engagement in gross negligence, willful misconduct or harassment (including but not limited to sexual harassment or sexual abuse, whether or not such harassment occurs in the course of his performance of his job duties);
(vi)Executive's violation of state or federal securities or banking laws;
(vii)Executive's refusal to cooperate with a legitimate internal, regulatory, or law enforcement investigation;
(viii)Executive's prohibition from engaging in the business of banking by any applicable government agency or regulatory body; and
(ix)Any other action or inaction that would constitute a material breach by the Executive under any written employment agreement between the Bank and Executive, pursuant to which Executive performs services for the Bank.
(b)"Change in Control" means:
(i)The acquisition by any one person, or by more than one person acting as a group, of ownership of stock that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Bank or Origin, or any successor;
(ii)The acquisition by any one person, or by more than one person acting as a group, during the twelve-month period ending on the date of the most recent acquisition, of ownership of stock possessing 50% or more of the total voting power of the stock of Origin;
(iii)The replacement during any 12-month period of a majority of the members of Origin's Board of Directors by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors before the date of such appointment or election; or
(iv)The acquisition by any one person, or more than one person acting as a group, during the twelve-month period ending on the date of the most recent acquisition, of assets of the Bank or Origin having a total gross fair market value of more than 50% of the total gross fair market value of all of the assets of the Bank or Origin immediately prior to such acquisition or acquisitions.
The parties intend that the definition of Change in Control will be the same as a change of ownership of a corporation, a change in the effective control of a corporation and/or a change in the ownership of a substantial portion of a corporation's assets within the meaning of Treasury Regulations Section l.409A- 3(i)(5), as modified by the substitution of the higher percentage requirement in clauses (ii) and (iv) above, and all questions or determinations in connection with any such Change in Control will be construed and interpreted in accordance with the provisions of such Treasury Regulations. This definition of Change in Control will be applicable only for purposes of determining Executive's rights under this Agreement and for no other purpose.
(c)"Closing Date" means the date on which the event or events constituting a Change in Control is consummated.
(d)“Code" means the Internal Revenue Code of 1986, as amended.
(e)"Good Reason" means any of the following occurring without Executive's consent:
(i)     A material diminution in Executive's authority, duties or responsibilities;
(ii)     A relocation of Executive's principal place of employment by more than 30 miles from the location at which he performed his principal duties for the Bank immediately prior to such change;
(iii)     A material diminution in Executive's annual base salary; or

(iv)     Any other action or inaction that would constitute a material breach by the Bank under any written employment agreement between the Bank and Executive, pursuant to which Executive performs services for the Bank.
Notwithstanding the preceding, none of these conditions will constitute "Good Reason" unless (I) within 60 days from Executive first acquiring knowledge of the existence of the Good Reason condition, Executive provides the Bank with written notice of his or her intention to terminate employment for Good Reason and the grounds for such termination; (2) such grounds for termination (if susceptible to correction) are not corrected by the Bank within 30 days of the receipt of such notice (or, in the event that such grounds cannot be corrected within the 30 day period, the Bank has not taken all reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter); and (3) Executive terminates his or her employment with the Bank immediately following expiration of such 30- day period. Any attempt by the Bank to correct a stated Good Reason will not be deemed an admission by the Bank that Executive's assertion of Good Reason is valid. Further, "Good Reason" will not be deemed to exist as a result of a material diminution of Executive's authority, responsibilities or duties during any period that Executive's employment duties have been suspended by the Bank as a result of an alleged violation by Executive of the terms of his or her employment, or of any law, regulation or policy applicable to the Bank, or any investigation in respect thereof, so long as Executive continues to receive the compensation to which he or she is entitled during any such period of suspension.
(f)"Pre-Change in Control Period" means the period commencing on the earlier of (i) the date of commencement of negotiations leading to the consummation of a Change in Control and (ii) six months prior to the Closing Date.
(g)"Termination of Service" means the termination of Executive's employment with the Bank, Origin and all affiliates thereof for any reason, and which termination of service constitutes a "separation from service" determined in accordance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder. Notwithstanding the preceding or any provision herein to the contrary, a Termination of Service has not occurred if Executive remains employed, or is simultaneously reemployed, by Origin or any affiliate thereof, or successor thereto following a Change in Control, in a position having comparable or greater duties, authority and compensation as Executive's position with the Bank immediately preceding such Change in Control (or, with respect to an Anticipatory Termination, based on Executive's position with the Bank immediately preceding such Pre-Change in Control Period). For purposes of clarity, a Termination of Service will not include a "separation of service" as a result of the death or disability (within the meaning of Section 409A of the Code) of Executive.
7.    Regulatory Restrictions.
The parties recognize that the enforceability of compensation agreements with banks is subject to some uncertainty and that banks and their bank holding companies are subject to regulatory restrictions that change from time to time. As a result, Executive may be prevented from obtaining or enforcing any or all of Executive's rights hereunder. !fa payment otherwise required to be made hereunder is prohibited or limited by any law or regulation applicable to the Bank, or any binding order of a court, tribunal, or regulatory agency, then, the Bank will make such payment, except to the extent of such prohibition or limitation, and Origin will make any such remaining payment, except to the extent that Origin is prohibited or limited by any law or regulation applicable to Origin, or any binding order of a court, tribunal, or regulatory agency. Nothing herein will require Origin or the Bank to take any action or make any payment under this Agreement to the extent that such action or payment would cause Origin or the Bank to violate any law, regulation or order applicable to Origin or the Bank, as applicable, and neither Origin nor the Bank will be deemed to be in breach of any such provision as a result of its failure to take such action or make such payment.
8.    Notices.
All notices and other communications provided for by this Agreement will be in writing and will be deemed to have been duly given when delivered in person or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:
Derek McGee
1803 Groveton Cove
Austin, TX 78746

If to Bank:
Origin Bank
500 South Service Road East
Ruston, LA 71270
Attn: Chief Human Resources Officer
or to such other addresses any party may have furnished to the other in writing in accordance with this Agreement.
9.    409A Compliance.
(a)This Agreement is intended either to avoid the application of, or comply with, Section 409A of the Code. To that end, this Agreement will at all times be interpreted in a manner that is consistent with Section 409A of the Code. Notwithstanding any other provision in this Agreement to the contrary, the Bank will have the right, in its sole discretion, to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as it determines is necessary or appropriate for this Agreement to comply with Section 409A of the Code. However, nothing in this Agreement will be interpreted or construed to transfer any liability for any tax, penalty, interest or other assessment (including a tax or penalty due as a result of a failure to comply with Section 409A) from Executive to the Bank or to any other individual or entity.
(b)Any payment following a Termination of Service that would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a Termination of Service of a "specified employee" (as defined in Section 409A(a)(2)(B)(i) of the Code) will be made on the first to occur of (i) the first business day after the expiration of the six-month period following the Termination of Service, (ii) death or (iii) such earlier date that complies with Section 409A of the Code.
(c)Each payment that Executive may receive under this Agreement will be treated as a "separate payment" for purposes of Section 409A of the Code.
10.    Not a Contract of Employment.
The parties acknowledge and agree that Executive's employment by the Bank is at will and that Executive may resign from employment with the Bank and/or Origin at any time, whether before or after the occurrence of a Change in Control. Executive further acknowledges and agrees that Executive's employment is at the pleasure of the Board of Directors of the Bank and/or Origin and that Executive may be removed at any time. If such termination occurs by a decision of any successor after a Change in Control, the terms of this Agreement will remain in full force and effect.
11.    Withholding of Taxes.
The Bank will have the right to deduct from any payment made pursuant to this Agreement any amounts required to be paid or withheld by the Bank with respect to federal, state or local taxes and any other amounts specifically authorized to be withheld or deducted by Executive.

12.    Governing Law.
This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Louisiana, without regard to principles of conflicts of laws. Further, to the fullest extent permitted by law, the parties waive any right to trial by jury of any claim, demand, action, or cause of action arising under or in any way related to the obligations contained in this Agreement, whether in contract, tort, equity, or otherwise. If suit, action or other proceeding is filed by any party to enforce the provisions of this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party will be entitled to recover its reasonable costs incurred to third parties, including attorney fees and litigation expenses.
13.    Successors and Assigns.
The Agreement is personal to Executive and, without the prior written consent of the Bank, will not be assignable by Executive. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.
14.    Severability.
If any provision of this Agreement is held to be illegal, invalid or unenforceable in any respect, that provision will be fully severable, and this Agreement will be construed and enforced as if such provision had never been contained herein; the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as possible and still be legal, valid and enforceable. Further, to the extent that any provision of Section 5 is determined to be broader than is otherwise enforceable, the parties agree that a court of competent jurisdiction should reform that provision in a manner so that it may be enforced to the maximum extent permitted by law.
15.    Entire Agreement; Amendment.
This Agreement sets forth the entire agreement of the parties regarding the subject matter hereof and supersedes all prior agreements, understandings and covenants with respect to the subject matter hereof. This Agreement may be amended or terminated only by mutual agreement of the parties in writing.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the day and year first above written.

ORIGIN BANK

By: /s/ Lance Hall

Name: Lance Hall

Title: President & CEO

ORIGIN BANCORP, INC.
By: /s/ Drake Mills

Name: Drake Mills

Title: Chairman & CEO

EXECUTIVE
/s/ Derek McGee

EXHIBIT A
PARISHES/COUNTIES SUBJECT TO NON-SOLICITATION COVENANT
Travis